Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place, Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
unitedrentals.com
United Rentals Announces Record Third Quarter Results
and Reaffirms Mid-Points of 2024 Guidance
STAMFORD, Conn. – October 23, 2024 – United Rentals, Inc. (NYSE: URI) today announced financial results for the third quarter of 2024 and reaffirmed, at mid-point, its 2024 outlook, while narrowing the outlook ranges for revenue, adjusted EBITDA1, rental capital expenditures and net cash provided by operating activities.
Third Quarter 2024 Highlights
•Total revenue of $3.992 billion, including rental revenue2 of $3.463 billion.
•Net income of $708 million, at a margin3 of 17.7%. GAAP diluted earnings per share of $10.70, and adjusted EPS1 of $11.80.
•Adjusted EBITDA of $1.904 billion, at a margin3 of 47.7%.
•Year-over-year, fleet productivity4 increased 3.5%. Excluding the impact of the Yak5 acquisition, fleet productivity increased 1.9% year-over-year.
•Year-to-date net cash provided by operating activities of $3.498 billion; free cash flow1 of $1.211 billion, including gross payments for purchases of rental equipment of $3.178 billion.
•Year-to-date gross rental capital expenditures of $3.287 billion.
•Returned $1.451 billion to shareholders year-to-date, comprised of $1.125 billion via share repurchases and $326 million via dividends paid.
•Net leverage ratio6 of 1.8x, with total liquidity6 of $2.866 billion, at September 30, 2024.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “We were pleased with our record third-quarter results, which were in-line with our expectations and reflected continued growth across both our construction and industrial end-markets. Our one-stop shop strategy, supported by world-class service and innovative solutions, is helping our customers achieve their goals across safety, productivity and sustainability. The hard work of our dedicated team members enables us to continue to lead the industry.”
Flannery continued, “As we enter the home-stretch of 2024, we’re happy to reaffirm the mid-points of our guidance across all metrics. Longer-term, we remain optimistic on the multiple secular tailwinds we see, particularly across large projects. I’m very proud of the company we’ve built, supported by a well-proven strategy focused on profitable growth, strong free cash flow generation and prudent capital allocation. This is how we will continue to drive compelling long-term value for our shareholders.”
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1.Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EPS (earnings per share) and free cash flow are non-GAAP measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures.
2.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
3.Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
4.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue.
5.On March 15, 2024, the company completed the acquisition of Yak Access, LLC, Yak Mat, LLC and New South Access & Environmental Solutions, LLC (collectively, “Yak”).
6.The net leverage ratio reflects net debt (total debt less cash and cash equivalents) divided by adjusted EBITDA for the trailing 12 months. Total liquidity reflects cash and cash equivalents plus availability under the asset-based revolving credit facility (“ABL facility”) and the accounts receivable securitization facility.

2024 Outlook
The company has narrowed the outlook ranges for revenue, adjusted EBITDA7, rental capital expenditures and net cash provided by operating activities, and has reaffirmed the mid-points of its 2024 outlook, as reflected below.

	Current Outlook	Prior Outlook
Total revenue	$15.10 billion to $15.30 billion	$15.05 billion to $15.35 billion
Adjusted EBITDA	$7.115 billion to $7.215 billion	$7.09 billion to $7.24 billion
Net rental capital expenditures after gross purchases	$2.05 billion to $2.25 billion, after gross purchases of $3.55 billion to $3.75 billion	$2.00 billion to $2.30 billion, after gross purchases of $3.50 billion to $3.80 billion
Net cash provided by operating activities	$4.40 billion to $4.80 billion	$4.30 billion to $4.90 billion
Free cash flow excluding merger and restructuring related payments[8]	$2.05 billion to $2.25 billion	$2.05 billion to $2.25 billion
Summary of Third Quarter 2024 Financial Results
•Rental revenue increased 7.4% year-over-year to a third quarter record of $3.463 billion. Fleet productivity increased 3.5% year-over-year including the impact of the Yak acquisition, and increased 1.9% excluding the impact of the Yak acquisition, while average original equipment at cost (“OEC”) increased 3.8%.
•Used equipment sales in the quarter decreased 12.3% year-over-year. Used equipment sales generated $321 million of proceeds at a GAAP gross margin of 45.2% and an adjusted gross margin9 of 49.5%, compared to $366 million at a GAAP gross margin of 49.5% and an adjusted gross margin of 55.2% for the same period last year. The year-over-year declines in the GAAP and adjusted gross margins primarily reflected the continued normalization of the used equipment market, including pricing.
•Net income for the quarter increased 0.7% year-over-year to a third quarter record of $708 million, while net income margin decreased 100 basis points to 17.7%. The decrease in net income margin was primarily driven by 1) increased selling, general and administrative ("SG&A") expenses as a percentage of revenue, 2) decreased gross margin from used equipment sales as discussed above and 3) the depreciation impact of the Yak acquisition as discussed in the specialty rentals segment comments below. The increase in SG&A expenses as a percentage of revenue primarily reflected the impact of certain discrete expenses and normal variability in expense timing.
•Adjusted EBITDA for the quarter increased 2.9% year-over-year to a third quarter record of $1.904 billion, while adjusted EBITDA margin decreased 140 basis points to 47.7%. The decrease in adjusted EBITDA margin primarily reflected a decrease in adjusted gross margin from used equipment sales and increased SG&A expenses as a percentage of revenue, both of which are discussed above.
•General rentals segment rental revenue increased 0.9% year-over-year to a third quarter record of $2.327 billion, while rental gross margin decreased by 20 basis points year-over-year to 37.6%.
•Specialty rentals segment rental revenue increased 23.9% year-over-year to a third quarter record of $1.136 billion, including the impact of the Yak acquisition. Excluding the impact of the Yak acquisition, rental revenue increased 14.8% year-over-year. Rental gross margin decreased by 210 basis points year-over-year to 50.0%, which primarily reflected increased depreciation expense, including the impact of the Yak acquisition.
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7.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
8.Free cash flow excludes merger and restructuring related payments, which cannot be reasonably predicted for the 2024 outlook. Merger and restructuring related payments were $5 million for the nine months ended September 30, 2024.
9.Used equipment sales adjusted gross margin is a non-GAAP financial measure that excludes the impact ($14 million and $21 million for the three months ended September 30, 2024 and 2023, respectively) of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold. This adjustment is explained further in the tables below, and represents the only difference between the GAAP gross margin and the adjusted gross margin.

•Cash flow from operating activities increased 6.3% year-over-year to $3.498 billion for the first nine months of 2024, and free cash flow, including merger and restructuring related payments, increased 4.7%, from $1.157 billion to $1.211 billion.
•Capital management. The company's net leverage ratio was 1.8x at September 30, 2024, as compared to 1.6x at December 31, 2023. Year-to-date through September 30, 2024, the company repurchased $1.125 billion10 of common stock and paid dividends totaling $326 million. It remains the company's intention to repurchase a total of $1.5 billion10 of common stock during 2024. Additionally, the company's Board of Directors has declared a quarterly dividend of $1.63 per share, payable on November 27, 2024 to stockholders of record on November 13, 2024.
•Total liquidity was $2.866 billion as of September 30, 2024, including $479 million of cash and cash equivalents.
•Return on invested capital (ROIC)11 was 13.2% for the 12 months ended September 30, 2024.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, October 24, 2024, at 8:30 a.m. Eastern Time. The conference call number is 800-451-7724 (international: 785-424-1226). The replay number for the call is 402-220-6073. The passcode for both the conference call and replay is 67939. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call.

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10.A 1% excise tax is imposed on “net repurchases” (certain purchases minus certain issuances) of common stock. The repurchases noted above (as well as the expected future repurchases) do not include the excise tax, which totaled $10 million year-to-date through September 30, 2024.
11.The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted earnings per share (adjusted EPS) and used equipment sales adjusted gross margin are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the restructuring charges, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization, asset impairment charge and loss on repurchase/redemption/amendment of debt securities. Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold (this adjustment is explained further in the adjusted EPS and EBITDA/adjusted EBITDA tables below). The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; (iii) adjusted EPS provides useful information concerning future profitability; and (iv) used equipment sales adjusted gross margin provides information that is useful for evaluating the profitability of used equipment sales without regard to potential distortions. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities, earnings per share or GAAP gross margin from used equipment sales under GAAP as indicators of operating performance or liquidity. See the tables below for further discussion of these non-GAAP measures.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort (as specified in the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K). The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,571 rental locations in North America, 39 in Europe, 37 in Australia and 19 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 27,550 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 5,000 classes of equipment for rent with a total original cost of $21.85 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the impact of global economic conditions (including inflation, interest rates, supply chain constraints, trade wars and sanctions), geopolitical risks (including risks related to international conflicts and the upcoming elections in the United States) and public health crises and epidemics on us, our customers and our suppliers, in the United States and the rest of the world; (2) declines in construction or industrial activity, which can adversely impact our revenues and, because many of our costs are fixed, our profitability; (3) rates we charge and time utilization we achieve being less than anticipated; (4) changes in customer, fleet, geographic and segment mix; (5) excess fleet in the equipment rental industry; (6) inability to benefit from government spending, including spending associated with infrastructure projects, or a reduction in government spending; (7) trends in oil and natural gas, including significant increases in the prices of oil or natural gas, could adversely affect the demand for our services and products; (8) competition from existing and new competitors; (9) the cyclical nature of the industry in which we operate and the industries of our customers, such as those in the construction industry; (10) costs we incur being more than anticipated, including as a result of inflation, and the inability to realize expected savings in the amounts or time frames planned; (11) our significant indebtedness, which requires us to use a substantial amount of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (12) inability to refinance our indebtedness on terms that are favorable to us, including as a result of volatility and uncertainty in capital or credit markets or increases in interest rates, or at all; (13) incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (14) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (15) restrictive covenants and the amount of borrowings permitted under our debt instruments, which can limit our financial and operational flexibility; (16) inability to access the capital that our businesses or growth plans may require, including as a result of uncertainty in capital or credit markets; (17) the possibility that companies that we have acquired or may acquire could have undiscovered liabilities, or that companies or assets that we have acquired or may acquire could involve other unexpected costs, may strain our management capabilities, or may be difficult to integrate, and that we may not realize the expected benefits from an acquisition over the timeframe we expect, or at all; (18) incurrence of impairment charges; (19) fluctuations in the price of our common stock and inability to complete stock repurchases or pay dividends in the time frames and/or on the terms anticipated; (20) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (22) turnover in our management team and inability to attract and retain key personnel, as well as loss, absenteeism or the inability of employees to work or perform key functions in light of public health crises or epidemics; (23) inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of supply chain disruptions, insolvency, financial difficulties or other factors; (24) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment; (25) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (26) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with privacy, data protection and cyber incident reporting laws and regulations, and other significant disruptions in our information technology systems; (27) risks related to climate change and climate change regulation; (28) risks related to our environmental and social goals, including our greenhouse gas intensity reduction goal; (29) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (30) shortfalls in our insurance coverage; (31) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (32) incurrence of expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (33) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk, and tariffs; (34) the outcome or other potential consequences of regulatory and investigatory matters and litigation; (35) labor shortages and/or disputes, work stoppages or other labor difficulties, which may impact our productivity and increase our costs, and changes in law that could affect our labor relations or operations generally; and (36) the effect of changes in tax law.

For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2023, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations, except as required by law.

# # #
Contact:
Elizabeth Grenfell
Vice President, Investor Relations
O: (203) 618-7125
investors@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues:
Equipment rentals	$3,463	$3,224	$9,607	$8,945
Sales of rental equipment	321	366	1,069	1,136
Sales of new equipment	77	52	186	166
Contractor supplies sales	38	39	116	110
Service and other revenues	93	84	272	247
Total revenues	3,992	3,765	11,250	10,604
Cost of revenues:
Cost of equipment rentals, excluding depreciation	1,392	1,286	3,958	3,664
Depreciation of rental equipment	629	588	1,819	1,755
Cost of rental equipment sales	176	185	564	569
Cost of new equipment sales	65	43	152	137
Cost of contractor supplies sales	26	28	80	78
Cost of service and other revenues	56	50	165	150
Total cost of revenues	2,344	2,180	6,738	6,353
Gross profit	1,648	1,585	4,512	4,251
Selling, general and administrative expenses	416	374	1,209	1,134
Restructuring charge	1	5	3	24
Non-rental depreciation and amortization	109	107	322	329
Operating income	1,122	1,099	2,978	2,764
Interest expense, net	178	163	511	474
Other income, net	(5)	(7)	(12)	(19)
Income before provision for income taxes	949	943	2,479	2,309
Provision for income taxes	241	240	593	564
Net income	$708	$703	$1,886	$1,745
Diluted earnings per share	$10.70	$10.29	$28.25	$25.30
Dividends declared per share	$1.63	$1.48	$4.89	$4.44

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	September 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$479	$363
Accounts receivable, net	2,396	2,230
Inventory	211	205
Prepaid expenses and other assets	235	135
Total current assets	3,321	2,933
Rental equipment, net	15,241	14,001
Property and equipment, net	1,000	903
Goodwill	6,853	5,940
Other intangible assets, net	694	670
Operating lease right-of-use assets	1,255	1,099
Other long-term assets	48	43
Total assets	$28,412	$25,589
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$1,510	$1,465
Accounts payable	1,216	905
Accrued expenses and other liabilities	1,300	1,267
Total current liabilities	4,026	3,637
Long-term debt	11,884	10,053
Deferred taxes	2,675	2,701
Operating lease liabilities	1,021	895
Other long-term liabilities	225	173
Total liabilities	19,831	17,459
Common stock	1	1
Additional paid-in capital	2,686	2,650
Retained earnings	13,231	11,672
Treasury stock	(7,100)	(5,965)
Accumulated other comprehensive loss	(237)	(228)
Total stockholders’ equity	8,581	8,130
Total liabilities and stockholders’ equity	$28,412	$25,589

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Cash Flows From Operating Activities:
Net income	$708	$703	$1,886	$1,745
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	738	695	2,141	2,084
Amortization of deferred financing costs and original issue discounts	4	4	11	11
Gain on sales of rental equipment	(145)	(181)	(505)	(567)
Gain on sales of non-rental equipment	(5)	(6)	(13)	(16)
Insurance proceeds from damaged equipment	(14)	(11)	(38)	(30)
Stock compensation expense, net	24	23	79	72
Restructuring charge	1	5	3	24
Loss on repurchase/redemption/amendment of debt securities	—	—	1	—
Increase (decrease) in deferred taxes	1	35	(31)	88
Changes in operating assets and liabilities, net of amounts acquired:
Increase in accounts receivable	(117)	(139)	(51)	(254)
Decrease in inventory	12	17	5	22
Decrease (increase) in prepaid expenses and other assets	46	49	(44)	183
(Decrease) increase in accounts payable	(98)	(220)	152	(15)
Increase (decrease) in accrued expenses and other liabilities	49	88	(98)	(57)
Net cash provided by operating activities	1,204	1,062	3,498	3,290
Cash Flows From Investing Activities:
Payments for purchases of rental equipment	(1,312)	(1,030)	(3,178)	(3,078)
Payments for purchases of non-rental equipment and intangible assets	(101)	(88)	(266)	(267)
Proceeds from sales of rental equipment	321	366	1,069	1,136
Proceeds from sales of non-rental equipment	20	18	50	46
Insurance proceeds from damaged equipment	14	11	38	30
Purchases of other companies, net of cash acquired	(108)	12	(1,342)	(406)
Purchases of investments	(1)	—	(4)	—
Net cash used in investing activities	(1,167)	(711)	(3,633)	(2,539)
Cash Flows From Financing Activities:
Proceeds from debt	2,818	2,230	9,729	6,718
Payments of debt	(2,367)	(2,168)	(7,964)	(6,175)
Payments of financing costs	—	—	(17)	—
Common stock repurchased, including tax withholdings for share based compensation (1)	(377)	(252)	(1,168)	(806)
Dividends paid	(107)	(100)	(326)	(305)
Net cash (used in) provided by financing activities	(33)	(290)	254	(568)
Effect of foreign exchange rates	8	(4)	(3)	(5)
Net increase in cash and cash equivalents	12	57	116	178
Cash and cash equivalents at beginning of period	467	227	363	106
Cash and cash equivalents at end of period	$479	$284	$479	$284
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$206	$177	$812	$389
Cash paid for interest	227	190	544	495
(1)See above for a discussion of our share repurchase programs. The common stock repurchases include i) shares repurchased pursuant to the share repurchase programs and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides greater insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended September 30, 2024	3.8%	(1.5)%	3.5%	1.6%	7.4%
Nine Months Ended September 30, 2024	3.3%	(1.5)%	4.1%	1.5%	7.4%
Please refer to our Third Quarter 2024 Investor Presentation for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2024	2023	Change	2024	2023	Change
General Rentals
Reportable segment equipment rentals revenue	$2,327	$2,307	0.9%	$6,606	$6,514	1.4%
Reportable segment equipment rentals gross profit	874	872	0.2%	2,357	2,323	1.5%
Reportable segment equipment rentals gross margin	37.6%	37.8%	(20) bps	35.7%	35.7%	— bps
Specialty
Reportable segment equipment rentals revenue	$1,136	$917	23.9%	$3,001	$2,431	23.4%
Reportable segment equipment rentals gross profit	568	478	18.8%	1,473	1,203	22.4%
Reportable segment equipment rentals gross margin	50.0%	52.1%	(210) bps	49.1%	49.5%	(40) bps
Total United Rentals
Total equipment rentals revenue	$3,463	$3,224	7.4%	$9,607	$8,945	7.4%
Total equipment rentals gross profit	1,442	1,350	6.8%	3,830	3,526	8.6%
Total equipment rentals gross margin	41.6%	41.9%	(30) bps	39.9%	39.4%	50 bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Numerator:
Net income available to common stockholders	$708	$703	$1,886	$1,745
Denominator:
Denominator for basic earnings per share—weighted-average common shares	66.0	68.2	66.6	68.8
Effect of dilutive securities:
Employee stock options	—	—	—	—
Restricted stock units	0.2	0.1	0.2	0.1
Denominator for diluted earnings per share—adjusted weighted-average common shares	66.2	68.3	66.8	68.9
Diluted earnings per share	$10.70	$10.29	$28.25	$25.30

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as-reported plus the impact of the following special items: merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge, asset impairment charge and loss on repurchase/redemption/amendment of debt securities. See below for further detail on the special items. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as-reported, and earnings per share – adjusted.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Earnings per share - GAAP, as-reported	$10.70	$10.29	$28.25	$25.30
After-tax (1) impact of:
Merger related intangible asset amortization (2)	0.53	0.57	1.60	1.83
Impact on depreciation related to acquired fleet and property and equipment (3)	0.38	0.59	1.17	1.21
Impact of the fair value mark-up of acquired fleet (4)	0.15	0.23	0.52	0.92
Restructuring charge (5)	0.01	0.05	0.03	0.26
Asset impairment charge (6)	0.03	—	0.04	—
Loss on repurchase/redemption/amendment of debt securities	—	—	0.01	—
Earnings per share - adjusted	$11.80	$11.73	$31.62	$29.52
Tax rate applied to above adjustments (1)	25.5%	25.3%	25.3%	25.3%
(1)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(2)Reflects the amortization of the intangible assets acquired in the major acquisitions completed since 2012 that significantly impact our operations (the "major acquisitions," each of which had annual revenues of over $200 million prior to acquisition).
(3)Reflects the impact of extending the useful lives of equipment acquired in certain major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The decrease in 2024 primarily reflects decreased sales of rental equipment acquired in the Ahern Rentals acquisition.
(5)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. The 2023 amounts above primarily reflect charges associated with the restructuring program initiated following the closing of the Ahern Rentals acquisition. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $383 million. We currently have no open restructuring programs.
(6)Reflects write-offs of leasehold improvements and other fixed assets.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
($ in millions, except footnotes)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. See below for further detail on each adjusting item. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income	$708	$703	$1,886	$1,745
Provision for income taxes	241	240	593	564
Interest expense, net	178	163	511	474
Depreciation of rental equipment	629	588	1,819	1,755
Non-rental depreciation and amortization	109	107	322	329
EBITDA	$1,865	$1,801	$5,131	$4,867
Restructuring charge (1)	1	5	3	24
Stock compensation expense, net (2)	24	23	79	72
Impact of the fair value mark-up of acquired fleet (3)	14	21	47	85
Adjusted EBITDA	$1,904	$1,850	$5,260	$5,048
Net income margin	17.7%	18.7%	16.8%	16.5%
Adjusted EBITDA margin	47.7%	49.1%	46.8%	47.6%
(1)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. The 2023 amounts above primarily reflect charges associated with the restructuring program initiated following the closing of the Ahern Rentals acquisition. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $383 million. We currently have no open restructuring programs.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The decrease in 2024 primarily reflects decreased sales of rental equipment acquired in the Ahern Rentals acquisition.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions, except footnotes)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$1,204	$1,062	$3,498	$3,290
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(4)	(4)	(11)	(11)
Gain on sales of rental equipment	145	181	505	567
Gain on sales of non-rental equipment	5	6	13	16
Insurance proceeds from damaged equipment	14	11	38	30
Restructuring charge (1)	(1)	(5)	(3)	(24)
Stock compensation expense, net (2)	(24)	(23)	(79)	(72)
Loss on repurchase/redemption/amendment of debt securities	—	—	(1)	—
Changes in assets and liabilities	93	206	(185)	187
Cash paid for interest	227	190	544	495
Cash paid for income taxes, net	206	177	812	389
EBITDA	$1,865	$1,801	$5,131	$4,867
Add back:
Restructuring charge (1)	1	5	3	24
Stock compensation expense, net (2)	24	23	79	72
Impact of the fair value mark-up of acquired fleet (3)	14	21	47	85
Adjusted EBITDA	$1,904	$1,850	$5,260	$5,048
(1)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. The 2023 amounts above primarily reflect charges associated with the restructuring program initiated following the closing of the Ahern Rentals acquisition. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $383 million. We currently have no open restructuring programs.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The decrease in 2024 primarily reflects decreased sales of rental equipment acquired in the Ahern Rentals acquisition.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions, except footnotes)

We define “free cash flow” as net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$1,204	$1,062	$3,498	$3,290
Payments for purchases of rental equipment	(1,312)	(1,030)	(3,178)	(3,078)
Payments for purchases of non-rental equipment and intangible assets	(101)	(88)	(266)	(267)
Proceeds from sales of rental equipment	321	366	1,069	1,136
Proceeds from sales of non-rental equipment	20	18	50	46
Insurance proceeds from damaged equipment	14	11	38	30
Free cash flow (1)	$146	$339	$1,211	$1,157
(1)Free cash flow included aggregate merger and restructuring related payments of $1 million for both the three months ended September 30, 2024 and 2023, and $5 million and $6 million for the nine months ended September 30, 2024 and 2023, respectively.
The table below provides a reconciliation between 2024 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$4,400-$4,800
Payments for purchases of rental equipment	$(3,500)-$(3,800)
Proceeds from sales of rental equipment	$1,400-$1,600
Payments for purchases of non-rental equipment and intangible assets, net of proceeds from sales and insurance proceeds from damaged equipment	$(250)-$(350)
Free cash flow excluding merger and restructuring related payments	$2,050- $2,250